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                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: May 29, 2002


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                ==============================================

Press Release

SOURCE: C. Robert Coates

NO PROJECT ANGEL REVENUE IN 2002 FOR NETRO

LAKE FOREST, Ill., May 29 -- C. Robert ("Bob") Coates, a major Netro Corporation (NASDAQ: NTRO) stockholder, announced today that the company's Chairman and CEO, Gideon Ben-Efraim, stated at Netro's May 21 annual meeting that Project Angel would not come to market until late 2002 and that it would generate no revenue this year.

Coates owns over 2.4 million shares of Netro stock and has been engaged in an on-going effort to reform the company's corporate governance practices and maximize shareholder value. Coates and his associate, David Kennedy, were candidates for election to the company's board of directors at the annual meeting. As of May 24, the vote tally for the election of directors was still not 50% complete. No specific numbers regarding the vote had been disclosed as of May 28.

Ben-Efraim's statement regarding revenue from Project Angel directly contradicts comments made by Netro management one month ago in a quarterly conference call with analysts. At that time, the company stated that "we do expect Angel revenues to commence late in the third quarter of 2002." Netro management also said that "Angel will represent more than 15% of total revenues by the fourth quarter of 2002 . . . and we continue to expect that by early 2003, between 40 and 50% of our revenues will come from the new Angel product line."

A market and product review by CEO Ben-Efraim, followed by a question and answer period, constituted most of the annual meeting. Ben-Efraim's statement that Project Angel will generate no revenue in 2002, which came in response to a question by Robert Coates, was confirmed by Netro CFO Sanjay Khare.

The annual meeting was not broadcast on the internet. Since May 21, Netro management has issued no statement regarding the annual meeting.

"I ask again that Netro executives adhere to the SEC's Fair Disclosure regulation," said Coates. Fair Disclosure prohibits the selective disclosure of material information by a public company, such as Ben-Efraim's comments about Project Angel revenue. Individuals or institutions receiving such information may have an advantage over other individuals or institutions in the trading of a company's securities.

"We've waited a full week for Netro management to disclose publicly their new statements regarding Project Angel," said Coates. "Their failure to do so necessitates a public statement on my part."

Coates said that he will continue to call for improvements at Netro. "We think that Netro needs better corporate governance and that better corporate governance leads to higher stock prices," he stated.

SOURCE: C. Robert Coates